EXHIBIT 99.1

Kohlberg Capital Corporation Announces First Quarter 2009 Financial Results

NEW YORK, May 8, 2009 (GLOBE NEWSWIRE) -- Kohlberg Capital Corporation (Nasdaq:KCAP) (the "Company") announced its first quarter 2009 financial results.

Financial Highlights

For the three months ended March 31, 2009:

 * Net investment income was $7.1 million, or $0.32 per share.

 * Net realized losses of approximately $2.0 million, or $0.09 per share.

 * Net investment income inclusive of realized losses was $0.23 per share.

 * The Company declared dividends of $0.24 per share for the first quarter of 2009.

 * Net unrealized depreciation on investments of $7.4 million.

 * At March 31, 2009, investment value totaled $474.4 million.

 * Net asset value per share of $11.53 as of March 31, 2009 as compared to $11.68 as of December 31, 2008.

"Similar to the fourth quarter of 2008, the first quarter of 2009 remained challenging for the Business Development Company sector and for commercial lenders in general due to the economic recession. Nonetheless, our investment portfolio continues to perform relatively well and credit quality remains relatively strong. Losses in our loan portfolio realized during the quarter resulted from the sale of certain assets below cost and were not the result of defaults," said Dayl Pearson, president and chief executive officer. "Our first quarter dividend of $0.24 per share was fully covered by current net investment income, consistent with our business strategy."

Operating Results

For the three months ended March 31, 2009, Kohlberg Capital Corporation reported total investment income of $10.1 million compared to $14.3 million in the year ago period. Investment income from debt securities decreased approximately $2.3 million, from $9.7 million in 2008 to $7.4 million in 2009, in part due to lower interest rates and lower average debt securities balances relative to the prior year. Investment income from CLO fund securities for the three months ended March 31, 2009 was approximately $2.6 million, a decrease of approximately $450,000 relative to the first quarter of 2008. The reduction in investment income from CLO fund securities are due to reduced distributions from older CLO fund securities offset by increased distributions from 2007 and 2008 vintage CLO fund security investments (Katonah X CLO Ltd. and Katonah 2007-1 CLO Ltd. investments managed by our wholly-owned asset manager, Katonah Debt Advisors, LLC ("Katonah Debt Advisors")). Katonah Debt Advisors made no distributions to the Company for the three months ended March 31, 2009; during the same period in 2008, Katonah Debt Advisors distributed $350,000 to the Company.

Expenses for the three months ended March 31, 2009 totaled approximately $3.0 million as compared to $5.6 million for the same period in 2008; such decrease in expenses is primarily attributed to a $1.8 million decrease in interest expense as a result of the lower cost of funds on the Company's borrowings (averaging 2.0% in the first quarter of 2009 relative to 5.0% for the first quarter of 2008) and to a $0.7 million reduction in operating expenses due, in part, to staff reductions made in the third quarter of 2008. Realized losses for the three months ended March 31, 2009 were approximately $2.0 million as compared to realized losses of approximately $726,000 for the same period in 2008. Realized losses were the result of assets sold below cost in the two periods and were not related to loan defaults. Net investment income for the three months ended March 31, 2009 was $7.1 million, or $0.32 per share, compared to $8.8 million, or $0.49 per share in 2008.

Net change in unrealized losses for the three months ended March 31, 2009 totaled approximately $7.4 million reflecting approximately $1.5 million in decreased fair value of the Company's middle market corporate debt securities, an approximate $7.2 million decrease in net value of CLO Fund securities, and a $1.3 million increase in the market value of the Company's investment in its wholly-owned asset management company, Katonah Debt Advisors. The fair value of securities continued to be negatively impacted by credit market conditions.

Investment Portfolio

Kohlberg Capital Corporation's portfolio fair value was $474.4 million as of March 31, 2009. The following table shows the composition of the Company's portfolio by security type at March 31, 2009 as compared to the prior year ended December 31, 2008:

               March 31, 2009                December 31, 2008
         -----------------------------  -----------------------------
 Security
  Type       Cost      Fair Value  %(1)     Cost      Fair Value  %(1)
         ------------ ------------ ---  ------------ ------------ ---
 Time
  Depo-
  sits   $    146,547 $    146,547  --% $ 12,185,997 $ 12,185,997   2%
 Money
  Market
  Account       6,027        6,027  --            10           10  --
 Senior
  Secured
  Loan    213,238,766  197,292,249  42   235,123,695  218,342,528  42
 Junior
  Secured
  Loan    143,447,085  126,095,302  27   143,370,524  126,498,918  25
 Mezza-
  nine
  Invest-
  ment     37,785,597   31,392,132   7    37,097,183   32,557,165   6
 Senior
  Sub-
  ordin-
  ated
  Bond      3,007,943    2,287,500  --     3,008,197    2,287,500   1
 Senior
  Un-
  secured
  Bond      5,290,143    4,800,000   1     5,259,487    4,800,000   1
 CLO Fund
  Secu-
  rities   66,734,955   49,787,236  10    66,376,595   56,635,236  11
 Equity
  Secu-
  rities    5,256,660    4,389,278   1     5,256,660    4,389,831   1
 Affil-
  iate
  Asset
  Mana-
  gers     39,216,715   58,166,214  12    38,948,271   56,528,088  11
         ------------ ------------ ---  ------------ ------------ ---

 Total   $514,130,438 $474,362,485 100% $546,626,619 $514,225,273 100%
         ============ ============ ===  ============ ============ ===

 --------------------
 (1) Represents percentage of total portfolio at fair value.

The Company's loan, bond and equity portfolio (excluding its investment in CLO fund securities, short-term investments and affiliate asset managers discussed further below), as of March 31, 2009 totaled $366.3 million at fair value, of which 88% are secured loans. The cost of such investments was $408.0 million, representing a fair value discount to cost of 10.2% or approximately $1.94 per outstanding share. As of March 31, 2009, the company had no exposure to mortgage securities, consumer borrowings or related asset backed securities. The weighted average yield on the company's loan and bond portfolio at March 31, 2009 was approximately 6.5%.

The portfolio of middle market corporate loan and debt securities at quarter end, representing 76% of the total investment portfolio, was well-varied across 26 different industries and 86 different entities with an average balance per entity of approximately $4.2 million. As of March 31, 2009, all but five issuers or approximately 0.8% of total investments at fair value were current on their debt service obligations.

Investment in CLO Fund Securities

As of March 31, 2009, the company's investment at fair value in CLO Fund securities was approximately $49.8 million. The underlying assets in each of the CLO Funds are generally diversified secured and unsecured corporate debt and do not include any asset backed securities, such as those secured by commercial or residential mortgages. Although CLO Fund securities continue to experience manageable default rates and strong net interest cash flows, rating downgrades of underlying loan assets in the CLO Fund, particularly in some of the Company's older CLO Funds, are resulting in the temporary suspension of distributions to the junior securities in our investment portfolio in order to de-lever such CLO Funds. Our largest two CLO Fund securities, Katonah X CLO Ltd. and Katonah 2007-1 CLO Ltd., represent 81.8% of our investments in CLO Fund securities, continue to make cash distributions and, based on their most recent equity distributions, are returning a 40% and 20% annualized return, respectively.

Investment in Asset Manager Affiliate

At March 31, 2009, the company's investment at fair value in affiliate asset managers, including Katonah Debt Advisors, was approximately $58.2 million. Katonah Debt Advisors' assets under management at March 31, 2009 totaled approximately $2.1 billion.

Liquidity and Capital Resources

At March 31, 2009, Kohlberg Capital had cash and time deposits of $4.4 million, total assets of $495.7 million and stockholders' equity of $248.7 million. The company's net asset value per common share was $11.53. Debt outstanding under a secured credit facility (the "Facility") was $245.0 million, resulting in 201% asset coverage or a debt to equity ratio of 1.0.

As a Business Development Company ("BDC"), we are limited in the amount of leverage we can incur to finance our investment portfolio. We are required to meet a coverage ratio of total assets to total senior securities of at least 200%. For this purpose, senior securities include all borrowings and any preferred stock. As a result, our ability to utilize leverage as a means of financing our portfolio of investments is limited by this asset coverage test.

Under the Facility, we must maintain a leverage ratio covenant of at least one-to-one based on the ratio of the Facility outstanding balance to our most recently reported stockholders' equity balance (determined quarterly in conjunction with the Company's financial reporting filings with the Securities and Exchange Commission) as of the Facility outstanding balance determination date. We continue to remain in compliance with our leverage ratio covenant based on current outstanding balances and reported GAAP stockholders' equity balances.

The credit facility is non-recourse to the Company and, as of March 31, 2009, was secured by approximately $311 million of assets, primarily senior secured loans, at current estimated fair value. The remaining $184 million of our assets are unpledged. Because our debt balance will continue to amortize in future quarters through principal and net interest collections on pledged loans, we expect our leverage ratio to continue to improve.

During September 2008, we were notified by the lenders that the liquidity banks providing the underlying funding for the Facility did not intend to renew their liquidity facility to the lenders. As a result, the Facility entered a two-year amortization period during which all net interest and any principal collected from the assets by which the Facility is secured are used to repay borrowings under the Facility through a termination date of September 29, 2010. During the amortization period the interest rate will continue to be based on prevailing commercial paper rates plus 0.85% or, if the commercial paper market is at any time unavailable, prevailing LIBOR rates plus an applicable spread.

We believe we have sufficient cash flow and liquid assets that are not pledged under the Facility and therefore not subject to the Facility and its amortization provisions to fund normal operations and dividend distributions. At the end of the amortization period, we may be required to sell or transfer the remaining assets securing the Facility, potentially at a loss, to repay any remaining outstanding borrowings or we may be required to enter into a new agreement with the lenders providing for continued amortization of the Facility borrowings, or into alternative financing arrangements with another lender. The Company is currently in negotiations with the Facility providers with respect to an amendment which would suspend the requirement to use interest and principal collected on pledged assets to repay borrowings and would extend the term of the Facility.

Valuation of Portfolio Investments

Kohlberg Capital Corporation's Board of Directors are ultimately and solely responsible for determining the fair value of portfolio investments on a quarterly basis in good faith. Duff & Phelps, LLC, an independent valuation firm, provided third party valuation consulting services to the Company's Board of Directors which consisted of certain limited procedures that the Company's Board of Directors identified and requested them to perform. Each quarter, the Company's Board of Directors asks Duff & Phelps, LLC to perform the limited procedures on the Company's investment in Katonah Debt Advisors and all illiquid junior and mezzanine securities such that they are reviewed at least once during a trailing twelve month period. Upon completion of the limited procedures, Duff & Phelps, LLC concluded that the fair value of those investments subjected to the limited procedures did not appear to be unreasonable.

Dividend

Generally, the Company seeks to fund dividends to shareholders from current earnings, primarily from net interest and dividend income generated by its investment portfolio and Katonah Debt Advisors' current earnings without a return of capital or a high reliance on realized capital gains. The Company declared a regular quarterly dividend of $0.24 per share on March 23, 2009. The record date for this dividend was April 8, 2009 and the dividend was paid on April 29, 2009. For the quarter ended March 31, 2009, the Company's net investment income, inclusive of realized losses for the year, was $0.23 per share.

The Company has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of our dividends on behalf of our stockholders, unless a stockholder elects to receive cash. As a result, if we declare a cash dividend, our stockholders who have not "opted out" of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock, rather than receiving the cash dividends. Please contact your broker or other financial intermediary for more information regarding the DRIP.

Distributable Income

Generally, at least 90% of Kohlberg Capital Corporation's taxable income must be paid as a dividend to shareholders in order to maintain its status as a non-taxable, pass-through entity. The Company's distributable tax earnings and profits are generally its net investment income plus realized gains or losses (as adjusted for tax differences). As a result, the amount of our declared dividends, as evaluated by management and approved by our Board of Directors, is based on our evaluation of both distributable income for tax purposes and GAAP net investment income plus realized gains or losses (which excludes unrealized gains and losses) and may result in a dividend amount that exceeds our distributable tax income but not our GAAP net investment income.

Conference Call and Webcast

Kohlberg Capital Corporation will hold a conference call on Monday May 11, 2009 at 9:00 a.m. Eastern Standard Time to discuss its first quarter 2009 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast. The conference call dial-in number is 1-877-591-4957. A replay of the call will be available from 12:00 p.m. on May 11, 2009 until 11:59 p.m. Eastern time on May 21, 2009. The dial in number for the replay is 888-203-1112 and the conference ID is 9141904.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our company's website http://www.kohlbergcapital.com in the Investor Relations section under Events. Please allow extra time, prior to the call, to visit the site and test your connection or download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available after 7:00 p.m. Eastern time on May 11, 2009 for approximately 90 days on our website in the Investor Relations section under Events.

About Kohlberg Capital Corporation (KCAP)

Kohlberg Capital Corporation is a publicly traded, internally managed business development company. Our middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Our wholly-owned portfolio company, Katonah Debt Advisors, manages CLO Funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

Kohlberg Capital Corporation's filings with the Securities and Exchange Commission, earnings releases, press releases and other financial, operational and governance information are available on the company's website at http://www.kohlbergcapital.com.

The Kohlberg Capital logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The matters discussed in this press release, as well as in future oral and written statements by management of Kohlberg Capital Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. Important assumptions include our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

                              KOHLBERG CAPITAL CORPORATION
                                    BALANCE SHEETS

                                              As of          As of
                                             March 31,    December 31,
                                               2009          2008
                                           ------------  ------------
                                           (unaudited)

 ASSETS
 Investments at fair value:
  Time deposits (cost: 2009 - $146,547;
   2008 - $12,185,997)                     $    146,547  $ 12,185,997
  Money market accounts (cost: 2009 -
   $6,027; 2008 - $10)                            6,027            10
  Debt securities (cost: 2009 -
   $402,769,534; 2008 - $423,859,086)       361,867,183   384,486,111
  CLO fund securities managed by non-
   affiliates (cost: 2009 - $15,638,267;
   2008 - $15,590,951)                        5,347,000     9,099,000
  CLO fund securities managed by affiliate
   (cost: 2009 - $51,096,688; 2008 -
   $50,785,644)                              44,440,236    47,536,236
  Equity securities (cost: 2009 -
   $5,256,660; 2008 - $5,256,660)             4,389,278     4,389,831
  Asset manager affiliates (cost: 2009 -
   $39,216,715; 2008 - $38,948,271)          58,166,214    56,528,088
                                           ------------  ------------
 Total Investments at fair value            474,362,485   514,225,273
 Cash                                         4,219,072       251,412
 Restricted cash                              8,916,719     2,119,991
 Interest and dividends receivable            3,554,747     4,168,599
 Receivable for open trades                     663,316            --
 Due from affiliates                          2,203,241       390,590
 Other assets                                 1,767,411     1,716,446
                                           ------------  ------------

 Total assets                              $495,686,991  $522,872,311
                                           ============  ============

 LIABILITIES
 Borrowings                                $245,045,884  $261,691,148
 Payable for open trades                             --     1,955,000
 Accounts payable and accrued expenses        1,938,990     3,064,403
 Dividend payable                                    --     5,879,660
                                           ------------  ------------

 Total liabilities                         $246,984,874  $272,590,211
                                           ------------  ------------
 Commitments and contingencies

 STOCKHOLDERS' EQUITY

 Common stock, par value $.01 per share,
  100,000,000 common shares authorized;
  21,910,452 and 21,576,202 common shares
  issued and outstanding at March 31, 2009
  and 21,776,519 and 21,436,936 issued and
  outstanding at December 31, 2008         $    215,762  $    214,369
 Capital in excess of par value             282,870,823   282,171,860
 Accumulated undistributed net investment
  income                                      8,071,544       977,904
 Accumulated net realized losses             (2,688,060)     (680,687)
 Net unrealized depreciation on
  investments                               (39,767,952)  (32,401,346)
                                           ------------  ------------

 Total stockholders' equity                $248,702,117  $250,282,100
                                           ------------  ------------

 Total liabilities and stockholders'
  equity                                   $495,686,991  $522,872,311
                                           ============  ============

 NET ASSET VALUE PER COMMON SHARE          $      11.53  $      11.68
                                           ============  ============

                           KOHLBERG CAPITAL CORPORATION
                             STATEMENTS OF OPERATIONS
                                    (unaudited)
                                               Three Months Ended
                                                    March 31,
                                           --------------------------
                                               2009          2008
                                           ------------  ------------
 Investment Income:
  Interest from investments in debt
   securities                              $  7,404,752  $  9,699,836
  Interest from cash and time deposits            4,670        86,603
  Dividends from investments in CLO fund
   securities managed by non-affiliates         480,392     1,538,207
  Dividends from investments in CLO fund
   securities managed by affiliate            2,127,326     1,523,082
  Dividends from affiliate asset manager             --       350,000
  Capital structuring service fees              116,735     1,135,114
                                           ------------  ------------

   Total investment income                   10,133,875    14,332,842
                                           ------------  ------------

 Expenses:
  Interest and amortization of debt
   issuance costs                             1,508,011     3,344,422
  Compensation                                  842,573     1,176,838
  Professional fees                             336,329       616,648
  Insurance                                      91,763        73,437
  Administrative and other                      261,559       345,226
                                           ------------  ------------

   Total expenses                             3,040,235     5,556,571
                                           ------------  ------------

 Net Investment Income                        7,093,640     8,776,271
 Realized And Unrealized Gains (Losses) On
  Investments:
  Net realized losses from investment
   transactions                              (2,007,373)     (726,313)
  Net change in unrealized appreciation
   (depreciation) on:
   Debt securities                           (1,529,375)   (7,745,977)
   Equity securities                               (553)   (1,190,846)
   CLO fund securities managed by affiliate  (3,407,044)     (650,244)
   CLO fund securities managed by non-
    affiliate                                (3,799,316)   (2,144,379)
   Affiliate asset manager investments        1,369,682     3,876,740
                                           ------------  ------------

    Net realized and unrealized
     depreciation on investments             (9,373,979)   (8,581,019)
                                           ------------  ------------

 Net Increase (Decrease) In Stockholders'
  Equity Resulting From Operations         $ (2,280,339) $    195,252
                                           ============  ============

  Net Increase (Decrease) In Stockholders'
   Equity Resulting from Operations per
   Common Share--Basic and Diluted         $      (0.10) $       0.01
  Net Investment Income Per Common Share--
   Basic and Diluted                       $       0.32  $       0.49
  Net Investment Income and Net Realized
   Losses Per Common Share--Basic and
   Diluted                                 $       0.23  $       0.45

  Weighted Average Shares of Common Stock
   Outstanding--Basic and Diluted            21,532,756    18,074,944

KCAP-G

CONTACT:  Kohlberg Capital Corporation
          Investor Relations
          Denise Rodriguez
          (212) 455-8300
          info@kohlbergcapital.com